UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. _2__)1


                            SPDR MSCI ACWI ex-US ETF
--------------------------------------------------------------------------------
                                (Name of issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    863308813
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of event that requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [x] Rule 13d-1(b) (amendment under 13d-2(b))
          [ ] Rule 13d-1(c)
          [ ] Rule 13d-1(d)


                       (Continued on the following pages)

                               (Page 1 of 5 Pages)


--------------------------------
     1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

                                  SCHEDULE 13G
--------------------                                          ------------------
CUSIP NO.  863308813                                          PAGE 2 OF 5 PAGES
--------------------                                          ------------------
--------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          UNITED SERVICES AUTOMOBILE ASSOCIATION (USAA)
--------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A) [X] (B)[ ]

--------------------------------------------------------------------------------

     3    SEC USE ONLY

--------------------------------------------------------------------------------

     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          STATE OF TEXAS

--------------------------------------------------------------------------------

NUMBER OF                5    SOLE VOTING POWER

SHARES                        113,480

BENEFICIALLY            --------------------------------------------------------

OWNED BY                 6    SHARED VOTING POWER
EACH
                              NONE

REPORTING               --------------------------------------------------------

PERSON                   7    SOLE DISPOSITIVE POWER

WITH                          113,480

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              NONE

--------------------------------------------------------------------------------

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          113,480

--------------------------------------------------------------------------------

    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*    [  ]

--------------------------------------------------------------------------------

    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.83%

--------------------------------------------------------------------------------

    12    TYPE OF REPORTING PERSON *

          IC

================================================================================

                               * SEE INSTRUCTIONS

-------------------                                            -----------------
CUSIP NO. 863308813                                            PAGE 3 OF 5 PAGES
-------------------                                            -----------------

                                  SCHEDULE 13G


ITEM 1(A).        NAME OF ISSUER:

                  SPDR MSCI ACWI ex-US ETF

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  SSgA Funds Management Inc.
                  c/o State Street Bank and Trust Company
                  One Lincoln Center
                  Boston, MA 02211

ITEM 2(A).        NAMES OF PERSONS FILING:

                  United Services Automobile Association

ITEM 2(B).        BUSINESS MAILING ADDRESS FOR THE PERSONS FILING:

                  9800 Fredericksburg Road
                  San Antonio, Texas 78288

ITEM 2(C).        CITIZENSHIP:

                  Texas

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E).        CUSIP NUMBER:

                  863308813

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR
         (C), CHECK WHETHER THE PERSON FILING IS A:

         (A)   [ ] BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT;

         (B)   [ ] BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT;

         (C)    x  INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19) OF THE ACT;

         (D) [ ] INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT OF 1940;

         (E)   [ ] AN INVESTMENT ADVISER IN ACCORDANCE WITH SECTION 240.13D-1(B)
                   (1)(II)(E);

         (F) [ ] AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE WITH SECTION 240.13D-(B)(1)(II)(F);

         (G)   [ ] A PARENT HOLDING COMPANY OR CONTROL PERSON IN ACCORDANCE WITH
                   SECTION 240.13D-1(B)(1)(II)(G);

         (H) [ ] A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(B) OF THE FEDERAL DEPOSIT INSURANCE ACT;

         (I) [ ] A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN INVESTMENT COMPANY UNDER SECTION 3(C)(14) OF THE INVESTMENT COMPANY ACT OF 1940;

         (J)   [ ] GROUP, IN ACCORDANCE WITH SECTION 240.13D-1(B)(II)(J).

-------------------                                            -----------------
CUSIP NO. 863308813                                            PAGE 4 OF 5 PAGES
-------------------                                            -----------------

                                  SCHEDULE 13G


ITEM 4.  OWNERSHIP:

              (A)  AMOUNT BENEFICIALLY OWNED:

                       113,480

              (B)  PERCENT OF CLASS:

                       1.83%

              (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                    (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 113,480

                    (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  None

                    (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                          OF: 113,480

                    (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                          OF:  None

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the
                  class of securities, check the following   [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL
         PERSON:

                  Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

--------------------                                           -----------------
CUSIP NO. 863308813                                            PAGE 5 OF 5 PAGES
--------------------                                           -----------------

                                  SCHEDULE 13G


ITEM 10. CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


DATED: January 18, 2008
                                        UNITED SERVICES AUTOMOBILE ASSOCIATION


                                        BY:    /S/ DOUGLAS WARD
                                            ----------------------------------
                                        NAME:  Douglas Ward
                                        TITLE: Assistant Vice President